Exhibit 99.1

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@Your_National. We are excited to announce B. Riley Financial, Inc. (@Nasdaq: $RILY) has entered a definitive agreement to acquire National Holdings Corporation (@Nasdaq: $NHLD). http://ow.ly/HUNJ50D58up